ASSIGNMENT AGREEMENT

THIS AGREEMENT effective as of the 20th day of December, 2007.

BETWEEN:

Latin Star Developments Inc., a company incorporated under the laws of Nevis, having an office at Main Street, Charlestown, Nevis

(the “Assignor”)

AND:

Star Resorts Development Inc., a public company incorporated under the laws of the State of Nevada, with an office at 701 Brickell Avenue, Suite 1550, Miami, FL 33131

(the “Assignee”)

(together, the “Parties”)

WHEREAS:

A.              The Assignor has rights to the shares and other assets (the “Assets”) through the memoranda of understanding (the “MOU”), real estate purchase agreement (the “REPA”) and all documents that are set out in Schedule “A” of this Agreement (collectively, the “Memoranda”);

B.              The Memoranda may be assigned by the Assignor to the Assignee without the consent of any other parties;

C.              In accordance with the Memoranda, the Assignor has paid the amount of $3,450,000: the sum of $3,250,000 pursuant to the MOU and the sum of $200,000 pursuant to the REPA. The $3,450,000 was paid by the Assignor in the following advances:

(i)	February 26, 2007 a first advance, pursuant to the MOU, in the amount of two hundred thousand dollars ($200,000) ;

(ii)	Prior to April 27, 2007, a second advance, pursuant to the MOU, in the amount of two hundred thousand dollars ($200,000);

(iii)	May 2, 2007 a third advance, pursuant to the MOU, in the amount of six hundred eighty thousand dollars ($680,000);

(iii)	May 18, 2007 a fourth advance, pursuant to the MOU, in the amount of one million five hundred thousand dollars ($1,500,000);

(iv)	June 5, 2007 a fifth advance, pursuant to the MOU, in the amount of six hundred seventy thousand dollars ($670,000); and,

(v)	June 6, 2007 a sixth advance, pursuant to REPA, in the amount of two hundred thousand dollars ($200,000)

(together, the “Advances”); and,

D.              The Assignor wishes to assign, and the Assignee wishes to assume, all of the Assignor’s right, title, interest in the Assets based on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the Parties), the Parties hereby agree to and with each other as follows:

1.

Assignment. The Assignor hereby assigns, and the Assignee hereby assumes, any and all right, title, interest and obligation set out in the Memoranda and the Assignee further agrees to be bound by the terms and conditions of the Memoranda as if it were an original signatory thereto (the “Assignment”).

2.	Effect of Assignment. Except as amended by this Agreement, the Parties acknowledge that the Memoranda remain in full force and effect.

3.	Consideration.

3.1

In consideration for this Assignment, the Assignee agrees to pay and the Assignor agrees to accept 6,900,000 fully paid and non-assessable shares in the common stock of the Assignee (the “Assignment Price”), payable on or before the completion of this Assignment.

3.4	The completion of this Assignment will take place upon the delivery of the entire Assignment Price by the Assignee to the Assignor.

3.5	The Parties acknowledge and agree that the Assignment Price represents their joint, best estimate of present fair market value of the Assignment.

4.	Achievement Payments.

4.1

In consideration of the Assignor having contributed to the creation of circumstances that will permit the Assignee to participate in certain additional business opportunities that potentially increase the value of the Assets, the Assignee will use good-faith efforts to cause the following (each, a “Triggering Event”):

(a) the written assignment of the Option, as defined in the MOU, in accordance with and as contemplated by subparagraph 3(d)(iii) of the MOU to the Assignee by Fiducia Capital S.A. (“FC”), on terms and in form and substance acceptable to the Assignee in its sole discretion;

(b) the execution of a written agreement, on terms and in form and substance acceptable to the Assignee in its sole discretion, that the Assignee is a 25% beneficiary of a concession by the Province of Neuquén, Argentine, of certain additional land adjacent to the Cerro Bayo project to be developed as part of said project; and,

(c) the execution of a written agreement, on terms and in form and substance acceptable to the Assignee in its sole discretion, that makes the Assignee a partner in the development and operations of the SMA Hotel & Spa (the “Hotel”), a hotel and spa resort referred to in Recital VI of the MOU.

4.2

Upon the completion of each Triggering Event, the Assignee will issue to the Assignor or its nominee, within 14 days following the satisfaction on the part of the Assignee that the Triggering Event has been completed, 9,200,000 fully paid and non-assessable shares in the common stock of the Assignee. The 9,200,000 fully paid and non-assessable shares will be paid following each Triggering Event by the delivery of a share certificate representing 9,200,000 common shares to the Assignor or its nominee. The Parties agree that the Assignee is not obligated to achieve the completion of one or all of the Triggering Events and failure to do so will not be deemed a breach of this Agreement.

5.	Restricted Shares.

5.1

The Assignor hereby acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable securities laws and regulations, the certificates representing any shares in the common stock of the Assignee issued pursuant to this Agreement will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). NONE OF THE SECURITIES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE

SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

5.2.

The Assignor hereby acknowledges and agrees to the Company making a notation on its records or giving instructions to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described in this Agreement.

6.	Representations of Assignor. The Assignor hereby represents and covenants that:

(a) the Assignor is a corporation duly organized, validly existing and in good standing under the laws of Nevis;

(b)              the Assignor has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by the Assignor and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(c)              to the best knowledge of the Assignor, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or threatened against any of the Memoranda or against the Assignor as holder of such Standstill Agreement that, if adversely resolved or determined, would have a material adverse effect on any of the Memoranda or the value thereof; and,

(d)              none of the execution, delivery and performance of this Agreement, or the consummation of the Assignment will conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation contained in or the loss of any material benefit under, or result in the creation of any material lien, claim, security interest, charge or encumbrance upon any of the Memoranda.

7.	Representations of Assignee. The Assignee hereby represents and covenants that:

(a) the Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and,

(b)              the Assignee has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by the Assignee and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

8.

Entire Agreement. This Agreement constitutes the whole agreement between the Parties in respect of the Assignment contemplated hereby and there are no warranties, representations, terms, conditions, or collateral agreements expressed or implied, statutory or otherwise, other then expressly set forth in this Agreement.

9.

All Further Acts. Each of the Parties will do any and all such acts and will execute any and all such documents as may reasonably be necessary from time to time to give full force and effect to the provisions and intent of this Agreement.

10.

Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, and the Parties hereby attorn to the jurisdiction of the courts of competent jurisdiction of the State of Nevada in any proceeding hereunder.

11.	Schedules. Schedule “A” is attached to this Agreement and is incorporated herein.

12.	Headings. The headings and captions contained in this Agreement are for convenience of reference only and will not in any way affect the meaning or interpretation of this Agreement.

13.

Survival. Each party is entitled to rely on the representations and warranties of the other party and all such representations and warranties will be effective regardless of any investigation that the party has undertaken of failed to undertake. The representations and warranties will survive the effective date of this Agreement and continue in full force and effect until six (6) months after the effective date of this Agreement.

14.	Successors and Assigns. This Agreement will enure to the benefit of, and be binding upon, the Assignor and the Assignee and their respective successors and assigns.

15.	Further Assignment. The Assignee may further assign all of its right, title, interest and obligation under any of the Memoranda to any party without the consent of the Assignor.

16.

Notice. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if: (i) sent by personal delivery; (ii) faxed with electronic confirmation of delivery; or (iii) sent by internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the address set out on the first page of this Agreement (or at such other address for a party as will be specified by like notice). All such notices and other communications will be deemed to have been received:

(a) in the case of personal delivery, on the date of such delivery;

(b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c) in the case of delivery by internationally-recognized express courier, on the Business Day following dispatch; and

(d) in the case of mailing, on the fifth Business Day following mailing.

17.

Meaning of “Business Day”. For the purposes of this Agreement, the term “Business Day” means any day other than a Saturday, Sunday, public holiday under the laws of the State of Nevada or other day on which banking institutions are authorized or obligated to close in the State of Nevada.

18.	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

19.	Time. Time is of the essence to this Agreement.

20.

Counterparts and Electronic Means. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the day and year first written above.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

LATIN STAR DEVELOPMENTS INC.

Per:	/s/ David Craven
Authorized Signatory

STAR RESORTS DEVELOPMENT INC.

Per:	/s/ Alejandro Aparicio
Authorized Signatory

SCHEDULE “A”

to the assignment agreement between Latin Star Developments Inc. and Star Resorts Development Inc. and dated effective as of December 20, 2007

1.              Memorandum of Understanding, dated April 27, 2007, between Fiducia Capital S.A. and Latin Star Developments Inc.

2.              Real Estate Purchase Agreement between Santa Maria de los Andes S.A. and Latin Star Developments Inc. for the purchase of a plot of land located in the Agrelo District, Department of Lujan de Cuyo, Province of Mendoza

EXECUTION COPY

MEMORANDUM OF UNDERSTANDING

In the City of Buenos Aires, on April 27, 2007, **FIDUCIA CAPITAL S.A.**, domiciled at Bernardo de Irigoyen 88, 2nd. floor, office "F", city of Buenos Aires, represented by Ricardo Ernesto Bello, DNI 22.200.171, whose capacity is evidenced by the corresponding corporate documents (hereinafter, **"FC"**), establishing special domicile at Defensa 113, 10th. floor, City of Buenos Aires, and **LATIN STAR DEVELOPMENTS INC**- Nevis Registered Corporation, represented by David Craven domiciled at Main Street Charlestown - Nevis , (hereinafter, the **"Investor"** and jointly with **FC**, the **"Parties"**), agree to enter into this Memorandum of Understanding pursuant to the terms and conditions set forth below and

WHEREAS:

I. **FC** and the **Investor** have been negotiating to jointly purchase the assets and shares of the company Cerro Bayo S.A., the owner and operator of the ski resort called "Cerro Bayo", located in the city of Angostura, province of Neuquén, Argentine Republic (hereinafter, the **"Ski Resort"**).

II. To such ends, the **Parties** entered into a Memorandum of Understanding, on February 26, 2007 (although the **Parties** acknowldge that due to a material mistake the heading of the Previous MOU states "on the 22 day of the month of March of 2007"), pursuant to which the **Investor** advanced to **FC** the sum of US$ 200,000 (Two hundred thousand United States Dollars) to be applied by **FC** to the payment of the purchase price of the shares of Cerro Bayo S.A. (hereinafter, the **"Previous MoU"**).

III. That prior to the date hereof, the **Investor** advanced to **FC** an additional amount of US$ 200,000 (Two hundred thousand United States Dollars) to be also applied by **FC** to the purchase price described above, all as herein contemplated.

IV. The business described in the **Previous MoU** and any other agreement that could have been agreed upon or singed by the **Parties** regarding that subject matter described in the previous whereas are reformulated, amended and superseded by this Memorandum of Understanding and are solely restricted to the purchase by the **Parties** of the shares representing 50 % of the capital stock of Cerro Bayo S.A. (hereinafter, the **"Shares"**).

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EXECUTION COPY

V. It is the **Parties**' intention to purchase the Shares on an equal basis.

VI. It is the intention of the **Investor** and **FC** to participate jointly in the development of a real estate project in the hectares under option decribed in Section THREE d)(iii) below and in the management of the **Ski Resort** once the purchase of the **Shares** referred-to herein has been consummated.

VII. Finally, the **Parties** state that the 30-days term contemplated in the **Previous MoU** to enter into this Memorandum of Understanding has been extended by the **Parties**, and therefore the **Parties** agree to sign this Memorandum of Understanding on the date hereof irrespective of the term previously agreed upon.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ONE: The **Parties** repeal the **Previous MoU** and any other agreement entered into or signed by the them regarding their joint and pro rata purchase of the shares representing 50% of the issued and outstanding capital stock of Cerro Bayo S.A. suppressing these documents in all their terms except in connection with the advanced payment of US$ 400,000 (Four Hundred Thousand United States Dollars) made by the **Investor** to **FC** to be applied by **FC** to the payment of the purchase price of the **Shares**. This sum is to be kept in trust by **FC** to be delivered to the **Sellers** (as defined below) on behalf of the **Investor** to be applied to the purchase price to be paid by said **Investor** in consideration of its portion of the **Shares**.

TWO: The **Parties** agree to jointly purchase 50 % of the **Shares** to be acquired on an equal basis by them; hence, 25% of the **Shares** shall be purchased by **FC** and 25% of the **Shares** shall be purchased by the **Investor**.

THREE: The **Investor** and **FC** agree to purchase the **Shares** subject to the following terms:

By the **Investor**:

a) The **Investor** shall enter into a share purchase agreement (hereinafter, the "**SPA**") with Messrs. Julian Arostegui and Alejandro Milhas (hereinafter, the "**Sellers**") on April 27, 2007, whereby it shall purchase the **Shares** representing 25 % of the capital stock of Cerro Bayo S.A. To such ends, it has granted a special power of attorney for its designee to

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EXECUTION COPY

FC shall purchase the **Shares** representing another 25% of the capital stock of Cerro Bayo S.A., through the execution of the relevant share purchase agreement with the **Sellers** on identical terms to those of the **Investor's SPA**.

FOUR: The **Parties** agree that once the **Investor** and **Ricardo Bello** have purchased the **Shares**, both of them shall contribute its shareholding to a new company to be created by the **Investor** and **Ricardo Bello** (hereinafter "**Inversiones del Cerro S.A.**") and where each Party shall hold 50% of the capital stock and voting rights. The **Investor** and **Ricardo Bello** agree upon their will to set-up **Inversiones del Cerro S.A** and negotiate the by-laws according to the Argentinean laws, with the purpose of developing the project mentioned in the sixth whereas. The **Investor** and **Ricardo Bello** will also negotiate the terms and conditions of a shareholders' agreement that will regulate the relationship between the shareholders in anything that could not be contemplated in **Inversiones del Cerro S.A's** by-laws. The **Parties** will include, at least, the provisions set forth in **Annex II** in the by-laws of **Inversiones del Cerro S.A.** and/or the shareholders agreement.

FIVE: The **Parties** acknowledge that all the documents and information related to this transaction, irrespective of the format or means in which they were provided, shall be the exclusive property of each **Party** furnishing it and shall be used by the recipient only in connection with this transaction. In addition, the **Parties** undertake to keep the information supplied by either of them strictly secret and to refrain from using it for a different purpose than that mentioned herein.

SIX: The **Parties** shall refrain from rendering public or informing third parties of the existence of this Memorandum of Understanding or its contents without the express written consent of the **Parties**. However, the **Parties** may inform on it to the extent they are legally bound to do so under laws and regulations applying to them. In such case, the **Party** proposing the provision of such information shall, to the extent it is reasonably possible, previously notify the other **Party** .

SEVEN: The **Investor** may assign or transfer, whether in full or in part, their rights and obligations arising herein and/or from the **SPA** to any affiliate, either controlled or controller or under the same control, without the need of obtaining prior consent from the other **Party**. The term "control" shall be understood for the purposes of this clause as the possession held of an interest granting the necessary votes to adopt corporate resolutions.

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EXECUTION COPY

Notwithstanding, any assignment or transfer of the **Investor**'s rights and obligations arising herein and/or from the **SPA**, it shall be under the understanding that the **Investor** is jointly and severally liable of its obligations hereunder and/or the **SPA**.

EIGHT: Each **Party** hereto shall bear its own legal or other costs and expenses related to the preparation, negotiation, execution and performance hereof, unless this Memorandum of Understanding expressly states otherwise.

NINE: This Memorandum of Understanding and the agreements whose execution is contemplated herein shall be governed by the laws of the Argentine Republic.

TEN: Any dispute arising between the **Parties** related hereto or to any of the agreements whose execution is provided for herein which may not be settled in a friendly manner shall be finally settled through arbitration before the Arbitral Tribunal of the Bar Association of the City of Buenos Aires pursuant to its rules.

ELEVEN: To all effects hereof, the **Parties** establish domicile at those stated below within the City of Buenos Aires:

FC:
Defensa 113, Floor 10, Ciudad Autónoma de Buenos Aires
c/o Ricardo Bello

The **Investor**:
Reconquista 360, Floor 6,
C1003ABH, Ciudad Autónoma de Buenos Aires
c/o Luis E. Lucero and Tomás M. Fiorito

IN WITNESS WHEREOF, the undersigned has executed this Memorandum of Understanding on April 27, 2007.

FIDUCIA CAPITAL S.A.

____

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EXECUTION COPY

ANNEX II

By-laws and Shareholders' Agreement Provisions

- Inversiones del Cerro's Capital Structure:

  The **Investor**: 50 %

  FC: 50 %

- Inversiones del Cerro's Jurisdiction: To be defined by the **Parties**.

- Inversiones del Cerro's Board of Directors:

The Board of Directors shall be composed of 3 (three) directors: 2 (two) to be appointed by **FC** and 1 (one) to be appointed by the **Investor**.

- Relevant Matters: The following decisions shall require the affirmative vote of the **Parties** either at the directors' or shareholders' level:

i) Granting of any powers of attorney.
ii) Incurring in Indebtedness in excess of U$50,000 per month.
iii) Sale of any fixed assets of the Company .
iv) Filing for any bankruptcy proceedings (e.g., acuerdo preventivo extrajudicial, concurso preventivo, quiebra).
v) Approval of the Annual Business Plan and Budget.
vi) Approval of Management compensation.
vii) Settlement of any lawsuits.
viii) Acceptance of irrevocable capital contributions for future issuance of shares.
ix) Modification in the Inversiones del Cerro's business line or activity.
x) Other decisions out of the scope of ordinary management decisions.
xi) Amendment of by-laws.
xii) Dissolution before experation of original term.
xiii) Transformation, Merger or spin-off.
xiv) Capital increases and reductions.
xv) Appointment of Auditors.

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xv) Any expenditures in excess of U$25,000 per transaction or series of related transactions.

xvi) All voting instructions for the representative of Inversiones del Cerro to act in Cerro Bayo's or any other subsidiary shareholders' meeting shall be taken in a board of director meeting and shall be taken with the affirmative vote of the board member appointted by the Investor.

- Deadlock Provisions: To be agreed upon by the **Parties.**

- Issuance and Transfer of Shares: To be agreed upon by the **Parties.**

  i) Lock-up periods:
  ii) First Refusal rights:
  iii) Tag Along Rights:

- Dividend Policy: To be agreed upon by the **Parties.**

- Applicable law and Jurisdiction:

i) Argentine Law.
ii) Arbitral Tribunal of the Bar Association of the City of Buenos Aires

- Directors' compensation policy: To be agreed upon by the **Parties**

- Inversiones del Cerro 's capitalization policy: To be agreed upon by the **Parties**

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by the winery or to be produced for third parties, and any other activity related thereto that may be carried out in the future.

2) The existence of individual plots of lands to be used as residence and for the growing and production of vine.

3) The Seller's offer, together with this sale, to provide management and maintenance services with respect to the Land in order to facilitate Purchaser's enjoyment of the Land.

4) The construction of the required facilities to operate the land in a manner that the Purchaser may benefit from the synergy resulting from all the activities included in the Development.

THEREFORE, given that the Purchaser knows the status and the progress of the Development, its business design and projections, the Parties execute this Real Estate Purchase Agreement (the "Agreement") subject to the following terms and conditions:

ONE: Purpose.

a) Sale of Real Estate: The Seller hereby sells and the Purchaser buys the plot of land located in the Agrelo District, Department of Luján de Cuyo, Province of Mendoza, including lots 104, 86, 87, 85 of the real estate subdivision plan attached as Exhibit IV, with a total area of 18,7075 hectares.

TWO: Price and Form of Payment.

The aggregate purchase price is one million, forty seven thousand, six hundred and eighteen US dollars (USD 1,047,618) (the "Purchase Price") to be paid by the Purchaser as follows:

(i) the amount of two hundred thousand US dollars (USD 200,000), upon the execution of this Agreement. Such payment will be made by a bank transfer made by the Purchaser to the Seller's account, in accordance with the details provided hereinbelow.

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CITIBANK – NY
111 Wall Street New York, NY 10043
Swift: CITIUS33
ABA: 021 000 089
A/C Raymond James
A/C: 40776559
S/A#: Sta. María de los Andes S.A.
S/A#: 13684098
(hereinafter the Account).

(ii) the payment of the remaining amount of the Purchase Price (US$ 847,618) will be divided into six bimonthly equal installments. Two of them for the amount of one hundred forty one thousand, two hundred and sixty nine US dollars (US$141,269) each, on August 1st 2007 and on October 1st 2007. The remaining four bimonthly installments shall be made for the amount of one hundred forty one thousand, two hundred and seventy US dollars (US$141,270) each, starting on December 1st 2007 and continuing, bimonthly in the same day of the following months. The payments shall be made by a bank transfer by the Purchaser into the Account.

The Seller may indicate, by sufficient means, ten (10) days before each payment, in case a new account is appointed into which the Purchaser should wire the amounts.

The Parties represent that all the payments shall be deemed made if made in US dollar notes in the amounts indicated above.

The purchase price includes Seller's obligation to convey to the Purchaser the Land with a minimum area of [•] hectares and a maximum area of [•] hectares, with the variety of stock, facilities and details described in the abovementioned **Exhibit IV**, second part.

<u>THREE:</u> Restrictions to Ownership.

The Parties create, as an essential condition to this Agreement, the following perpetual

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"Restrictions to Ownership" over the Land:

a) The Purchaser and the successive buyers of the Land shall not be authorized to subdivide such plots or to build on them or subdivide them under the Condominium Law (*Ley de Propiedad Horizontal 13,512*) or under any other regime.

b) The Purchaser and the successive buyers of the Land undertake to use the land acquired hereunder exclusively for residential use and for the growing and production of vine.

c) The Purchaser and the successive buyers of the Land, themselves or through third parties, shall grow and produce vines in accordance with health rules that ensure the absence of diseases in the vines and/or the possibility of controlling them and curing them, if applicable. The Purchaser and the successive buyers shall use their best efforts to avoid plagues that may affect the vineyard or the neighboring vineyards. For such purpose, they shall, at least, abide by the recommendations made by the Argentine Institute of Agricultural Technology (INTA).

d) The Purchaser and the successive buyers of the Land shall also adapt the irrigation method intended to be used on the existing crops of the Land to the irrigation method approved each year by the Seller so long as it is liable for the exclusive supply of such irrigation to all the owners of the Lands subject to the Development.

e) The Purchaser and the successive buyers of the Land shall not make any water wells in the plots.

f) The Purchaser and the successive buyers of the Land shall not modify the irrigation technical infrastructure designed by Seller to be applied to the existing crops in the Development and in the Land.

g) The Purchaser and the successive buyers of the Land shall not be entitled to waive irrigation rights.

h) The Purchaser and the successive buyers of the Land will pay the Seller or any other person entrusted with the cleaning of the paths and walkways, the maintenance of the areas over which the Purchaser has a right of way, the security of the Development and the Land, the maintenance of the accesses, the maintenance of lakes and/or any other service, condominium expenses and/or installments and/or reasonable charges that such entity may request and/or charges for the maintenance of the services described herein.

i) With respect to the buildings to be made on the Land, the Purchaser and the successive buyers of the Land shall respect the criteria established by the Building, Construction and Creation of

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Green Spaces Rules and/or any similar rules that the Seller may establish in the future before the execution of the Notarially Recorded Deed of Conveyance and incorporation of such rules therein. The residence to be built shall be in Agreement with the project, the area, the quality of materials and workforce, and with the residential and architectural criteria provided in the abovementioned rules, and the Seller shall have the exclusive authority to determine whether such requirements have been met and to approve the plans for any proposed building.

j) The Purchaser and the successive buyers of the Land undertake to comply with the internal rules of coexistence, transit, building and/or any other rules to be established by the Seller to regulate the rights of way to be granted and the restrictions to ownership imposed.

k) The Purchaser will be able to engage in the private vineyard business within the Land. The Purchaser shall be able to build at his discretion, with the previous approval by the Seller a vineyard and one house on each of the four lots included in the Land.

l) The buyer shall set up in the house he may build in the property his own water treatment facility, which he shall choose from the alternatives offered by the seller.

ll) The buyer is herein informed that the seller shall provide to the area of the property covered by the house to be built the volume of water similar to that which would have been provided for the cultivation of vineyards in an area of identical dimensions.

FOUR: Acknowledgment of existing easements.

The Purchaser represents that he/she knows and accepts the following Easements on the Land sold hereunder: Preexisting Right of Way: perpetual and continuous right of way granted for no consideration, both as servient tenement and dominant tenement, crossing the land, with an area of 4 hectares and 6,500 square meters, originally including: Section III with an area of 29,031.48 square meters; Preexisting Right of Way: perpetual and continuous right of way granted for no consideration, both as servient tenement and dominant tenement, crossing the land, with an area of 1 hectare and 2,324 square meters, originally including: Section III with an area of eight thousand, four hundred, fifty-five meters and thirty-seven square decimeters. Creation of Administrative Easement for Preexisting Electrical Power Line: public servient tenement for the benefit of EDEMSA Empresa Distribuidora de Electricidad de Mendoza S.A., for the 132 KV

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High Voltage Power Line Et.Pip Tupungato, in accordance with Resolution of the Board of Directors EPRE No. 073/05 dated November 30, 2005 and Section 5 of Law No. 5518. Area: twenty-two thousand, nine hundred and seventy-three meters and ninety square decimeters; Preexisting Right of Way: perpetual and continuous right of way granted for no consideration, both as servient tenement and dominant tenement, crossing the land, with an area of 4 hectares and 24,827 square meters, limited by: to the north and south the land of Ivan Osvaldo Moyano (presently Cerro Lloron S.A.) and Omar Bucasta and Jorge Juarez respectively in 38.01 meters and E., and on the west with the land of the same Section in 827.58 meters in each side. Preexisting perpetual and continuous right of way, granted for no consideration, both as servient tenement and dominant tenement situated to the east of the land with an area of six thousand, seven hundred, ninety-two meters with ninety-four square decimeters, limiting: to the north and south with Ivan Osvaldo Moyano (presently Cerro Lloron S.A.) and Omar Bucasta and Jorge Juarez respectively in 10.40 meters, east and west with Jorge Cartellone and with the land of the same Section, respectively. Creation of Administrative Easement for Electrical Power Line: public servient tenement for the benefit of EDEMSA Empresa Distribuidora de Electricidad de Mendoza S.A., for the 132 KV High Voltage Line Et.Pip Tupungato, in accordance with Resolution of the Board of Directors EPRE No. 073/05 dated November 30, 2005 and Section 5 of Law No. 5518. Area: five thousand, three hundred and sixteen meters and seventy-seven square decimeters. Preexisting Right of Way: perpetual and continuous right of way granted for no consideration, both as servient tenement and dominant tenement, crossing the land, with an area of 4 hectares and 6,500 square meters, originally including: Section III with an area of 29,031.48 square meters, Section II with an area of 18,284.42m^2, located 724.75 meters down the West from the point located in the northeast corner of the property, with the following limits and measures: north and south with Section I, and Section III, respectively, in 38.01 meters; east with the land of the same Section in 544.20 meters. Preexisting Right of Way: perpetual and continuous right of way granted for no consideration, both as servient tenement and dominant tenement, crossing the land, with an area of 1 hectare and 2,324 square meters, originally including: Section III with an area of 8,455.37 square meters and Section II with an area of 5,274.88 m^2 with the following limits and measures: north to south: Section I and Section III in 10.40 meters; to the east and west with Alimentos y Bebidas Cartellone S.A. and the land of Section II in 527.38 meters. Creation of Administrative Easement for Electrical Power Line:

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6.1.1. Seller shall transfer to Purchaser ownership over the Land with the crops described in **Exhibit IV**, second part, by means of the execution of the applicable notarially recorded deed of conveyance, upon the payment by the Purchaser of the total price set forth in section TWO of this Agreement.

6.1.2. Seller shall grant, together with the ownership of the Lands, the rights of way described in section FIVE of this Agreement.

6.1.3. Seller shall extend the power network to the entrance of the Lands, so that the Purchaser may enjoy such service by paying the supplier all the applicable monthly charges.

6.1.4. Since there is no natural gas in the Development, the Parties agree that the Purchaser shall obtain, at its own expense, a system of liquefied gas suitable for his/her needs. The Purchaser shall also bear the costs of the implementation of a sewage system.

<u>6.2. Obligations of Purchaser</u>

6.2.1. Purchaser shall duly and timely pay the total price established in section TWO.

6.2.2. Purchaser shall be present at the execution of the notarially recorded deed of conveyance and grant, for the benefit of the Seller or of any tenements designated by the Seller, a perpetual easement over these Lands required by the Seller or any person designated by the Seller to pass pipes, wires or any other element required to install general services in the future, such as drinking water, sewage, collective septic tanks, electricity, telephone and/or any other service or means of communication or transmission that such company may deem necessary.

6.2.3. Purchaser shall comply and cause to be complied with the rules established and to be established by the Seller.

6.2.4. Purchaser shall pay condominium expenses and/or charges and/or monthly fees that the

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Seller requires for the provision of the services mentioned in section THREE hereof.

6.2.5. Purchaser shall respect each and every restriction to ownership described in section THREE.

6.2.6. Purchaser may start building his/her residence in the plots of land acquired once the Seller has approved the building plans submitted by the Purchaser, which plans shall comply with all the provisions included in the Building Rules established by the Seller and, if such Building Rules have not been issued yet, with the criteria specified by the Seller in writing.

6.2.7. As an essential condition for the erection of any building in the plot, the Purchaser or the building company hired by Purchaser shall prove compliance with social security, workers' compensation, general liability and building liability obligations, among others, which shall remain in force during all the building process. Seller reserves its right to extend and/or modify the work requirements in accordance with the provisions of the Building Rules, by serving written notice on the Purchaser at any time and at least than fifteen (15) calendar days before making such extension of modification.

SEVEN: Title.

This sale is made on the basis of a valid title free from any encumbrances, levies or liens, with all taxes, rates and assessments paid as of the date of execution of the notarially recorded deed of conveyance and/or possession of the property. Both Parties represent that they are not affected by any attachment or restriction to dispose of their property.

EIGHT: Appointment of the Notary Public

The notarially recorded deed of conveyance shall be executed before the Notary Public appointed by the Seller. The appointed notary public shall notify the date of execution of the notarially recorded deed of conveyance at least fifteen (15) days in advance. The Parties shall pay the expenses incurred in the execution of the notarially recorded deed of conveyance subject to

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common practices and usage.

NINE: Indication of restrictions to ownership.

9.1. The Parties mutually agree that it is an essential condition for the execution of this Agreement that the restrictions to ownership established in this Agreement be included in full in the notarially recorded deed of conveyance, which restrictions shall be ratified by the Purchaser as an essential condition to their establishment.

9.2. The sections and the lots to be used as transit areas and entertainment areas are owned by the Seller but may, in the future, be transferred to the not-for-profit or for-profit legal entity that Seller may designate, but the Purchaser may be granted a share, which shall be bought by the Purchaser, which shall be subject to the new legal system applicable to the Development.

TEN: Performance of Works.

Both Parties represent that Purchaser acknowledges that Seller is carrying out and plans to carry out in the future important infrastructure works, which may cause disturbances and/or inconveniences to the future owners; therefore, the Purchaser waives its right to any claim for damages or any other claim arising from the performance of such works.

ELEVEN: Termination clause.

In the event of default of this Agreement, the Parties agree the following:

If the Purchaser fails to pay on the agreed dates the installments mentioned in section TWO or fails to pay the agreed balance amount in the currency provided on the agreed-upon dates and to execute the notarially recorded deed of conveyance, the Seller may opt: a) to terminate this Agreement without being required to serve any notice whatsoever and to dispose of the property keeping any amounts paid as of the date of default as single and exclusive compensation amount, or b) to claim specific performance.

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If the Seller fails to appear on the agreed date to execute the notarially recorded deed of conveyance and receive the balance payment or fails to deliver the property free from any occupants or fails to comply with the specifications, except in the case of *force majeure* or Acts of God, the Purchaser may opt: a) to terminate this Agreement automatically and request that the Seller return the amounts paid plus an equivalent amount on account of compensation, or b) to claim specific performance.

If an action for specific performance is brought, the Parties agree that the non-complying party shall pay a daily fine of one hundred US dollars (USD100) to the complying party until performance of the Agreement is obtained.

<u>TWELVE:</u> Expenses and taxes.

As from approval of the delivery of possession over the Land, the Purchaser shall pay the common expenses incurred in the maintenance of the Development as well as any taxes, rates and assessments and any other expense payable by the Lands.

<u>THIRTEEN:</u> Reservation of Rights.

The Seller reserves the following rights to itself:
a) to modify the project at its convenience, increasing or decreasing the number of Lands, modifying the street layout, the facilities to build in common areas, without impairing the area of the Lands subject to this Agreement.
b) to subject the Development to a new legal system that does not affect the ownership rights of Purchaser.
c) to create mutual or unilateral appurtenant easements or easements in gross in common areas for the better use, development and exploitation of the Development.
d) to incorporate new neighboring plots to the Development, in whole or in part, under any legal type or system.

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FOURTEEN: **Irrevocable Power of Attorney.**

The Purchaser hereby grants an irrevocable power of attorney to Tomás Marcos Fiorito, holder of Identity Document (DNI) No. 22.675.292, in accordance with the provisions of sections 1977 and 1980 of the Argentine Civil Code, so that he may accept, on behalf of the Purchaser, the rules established by the Seller mentioned herein. To that effect, the above power of attorney is executed together with this Agreement.

FIFTEEN: **Applicable Law. Jurisdiction.**

This Agreement shall be construed, governed and performed according to the laws of the Argentine Republic.

For all legal purposes arising from this Agreement, the Parties establish their domiciles at the domiciles first mentioned above and agree to submit any dispute that may arise to the jurisdiction of the Ordinary Courts of the city of Buenos Aires and waive their rights to any other applicable forum and/or jurisdiction.

SIXTEEN: **Stamp Tax.**

The stamp tax payable hereunder shall be equally borne by both Parties.

SEVENTEEN: **Assignment.**

The Seller may assign to third parties any collection rights over this Agreement without the authorization of the Purchaser, notifying the assignment to the Purchaser, in order for him to know to whom he must make the payments established under this Agreement. The Purchaser may only assign this Agreement with the express consent of the Seller, provided however, that if the Purchaser wishes to assign this Agreement to Star Resorts Development Inc., the Purchaser will be able to do so without the Seller's authorization.

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EIGHTEEN: Execution of the Agreement.

This Agreement shall be deemed executed on the date it is signed by the Purchaser and the signature hereof certified by a notary public. Such notary public shall deliver a copy of the Agreement signed by the Purchaser to the Seller no later than 48 hours from the signature hereof.

In witness hereof, the Parties sign two (2) counterparts of this Agreement in Buenos Aires on [•], 2007.

David Craven David Craven
Latin Star Development Inc- Nevis registered Corporation.
Title: President.

Ricardo Bello
Santa María de los Andes S.A. - Chairman

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Exhibit I

Authority of Seller and Purchaser to execute this Agreement

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Exhibit III

Business plan of the Development created by the Seller under the commercial name Santa María de los Andes.

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Exhibit IV

Real estate subdivision plan of the land sold by the Seller in the Agrelo District, Department of Luján de Cuyo, Province of Mendoza.

Description of the cultivated Land, the area and crops thereof and the different stock and infrastructure included therein, etc.

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